May 2, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 28, 2023 of Arvana Inc. (the “Company” and are in agreement with the statements contained in Page 2 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

Yours very truly,

/s/ DAVIDSON & COMPANY LLP

DAVIDSON & COMPANY LLP

Charted Professional Accountants